Exhibit 10.3

S04-121: GWK

EXCLUSIVE AGREEMENT

This Agreement between THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY (“Stanford”), an institution of higher education having powers under the laws of the State of California, and VIA Pharmaceuticals (“VIA”), a Delaware corporation having a principal place of business at 750 Battery Street, Suite 400, San Francisco, CA 94111, is effective on the 28th day of February, 2005 (“Effective Date”).

1	BACKGROUND

Stanford has an assignment of an invention describing approaches to identify novel candidate genes implicated in the development of atherosclerosis, which represent likely targets for future novel diagnostic and therapeutic strategies (in atherosclerosis). It is entitled “New Atherosclerosis Targets for Novel Diagnostic and Therapeutic Strategies,” was invented in the laboratory of Drs. Thomas Quertermous and Ray Tabibiazar, and is described in Stanford Docket S04-121. The invention was made in the course of research supported by the Reynolds Foundation. Stanford wants to have the invention perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

2	DEFINITIONS

2.1	“Exclusive” shall mean that, subject to Articles 3 and 5, Stanford will not grant further licenses under or rights in the Licensed Patents in the Exclusive Licensed Field of Use in the Licensed Territory.

2.2	“Exclusive Licensed Field of Use” shall mean any and all therapeutic applications, including without limitation treatment and prevention of atherosclerosis. As used in this Agreement, “therapeutic” includes treatment and/or prevention of diseases and conditions.

2.3	“Licensed Patent” shall mean patent applications based on, and any and all U.S. patents that issue from, the invention assigned to Stanford and described in Stanford Docket S04-121, any foreign patent application corresponding thereto, and any divisional, continuation, or reexamination application, and each patent that issues or reissues from any of these patent applications. Any claim of an unexpired Licensed Patent is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. “Licensed Patent(s)” shall include any continuation-in-part (CIP) patent application and patent issuing therefrom solely to the extent that such application and patent claims subject matter within the above-described invention or otherwise disclosed in the application when first filed with the U.S. Patent and Trademark Office.

2.4	“Licensed Product” shall mean a product or part of a product in either the Exclusive Licensed Field of Use or the Term Limited Field of Use, the making, using, importing or selling of which, absent this license, infringes, induces infringement, or contributes to infringement of a valid claim of an issued, unexpired Licensed Patent in that country at the time of sale.

S04-121: GWK

2.5	“Licensed Territory” shall mean all the territories in the world.

2.6	“Net Sales” shall mean the gross revenue received by VIA or its sublicensees from sales of Licensed Product, less the following items (but only as they pertain to the making, using, importing or selling of Licensed Products, are included in gross revenue, and are separately billed or included in the sales price):

(A)	import, export, excise and sales taxes, and custom duties;

(B)	costs of insurance, packing, and transportation from the place of manufacture to the customer’s premises or point of installation; and

(C)	credit for returns, allowances, or trades.

Net Sales shall not include sales between VIA and its sublicensees.

2.7	“Stanford Indemnitees” shall mean Stanford and Stanford Hospitals and Clinics, and their respective trustees, officers, employees, students, and agents.

2.8	“Sublicensing Revenues” shall mean any license fees and milestone payments made by a sublicensee to VIA solely in consideration for the grant by VIA to such sublicensee of a sublicense under the Licensed Patent, except to the extent that such fees or payments represent reimbursements or advancements on research and/or development costs, the fair market value of equity or debt securities of VIA transferred, loans, reimbursement of patent expenses, or payments for the supply of products or materials. If VIA does not receive cash consideration and instead receives non-cash consideration from a sublicensee for the grant of such sublicense in lieu of cash consideration, other than in connection with a cross-licensing arrangement, the fair market value of such non-cash consideration received by VIA shall be considered Sublicensing Revenue.

2.9	“Term Limited Field Of Use” means any and all nontherapeutic applications such as diagnostic use and research reagents.

3	GRANT

3.1

Grant. Subject to the terms and conditions of this Agreement, Stanford grants VIA an Exclusive worldwide license under the Licensed Patent in the Exclusive Licensed Field of Use to make, have made, use, offer for sale, sell, import, Licensed Product and practice any method or procedures and to have any of the foregoing performed on its behalf by a third party in the Licensed Territory including the right to sublicense. In addition, subject to the terms and conditions of this Agreement, Stanford grants VIA an Exclusive worldwide license under the Licensed Patent in the Term Limited Field of Use to make, use, offer for sale, sell, import, Licensed Product and practice any

S04-121: GWK

method or procedures and to have any of the foregoing performed on its behalf by a third party in the Licensed Territory including the right to sublicense.

3.2	Term Limited Exclusivity. The license grant in the Term Limited Field of Use shall be exclusive from the Effective Date until October 17, 2011.

3.3	Nonexclusivity. The license grant in the Term Limited Field of Use license will be nonexclusive, including the right to sublicense, beginning on October 18, 2011 until the last Licensed Patent expires.

3.4	Retained Rights. Stanford retains the right, on behalf of itself and all other non-profit academic research institutions, to practice the Licensed Patent for any non-profit purpose, including sponsored research and collaborations. VIA agrees that, notwithstanding any other provision of this Agreement, it has no right to enforce the Licensed Patent against any such institution. Stanford and any such other institution has the right to publish any information included in the Licensed Patent.

3.5	Specific Exclusion. Stanford does not:

(A)	grant to VIA any other licenses, implied or otherwise, to any patents or other rights of Stanford other than those rights granted under Licensed Patent, regardless of whether the patents or other rights are dominant or subordinate to any Licensed Patent, or are required to exploit any Licensed Patent;

(B)	commit to VIA to bring suit against third parties for infringement, except as described in Article 13; and

(C)	agree to furnish to VIA any technology or technological information other than the Licensed Patent or to provide VIA with any assistance.

4	SUBLICENSING

4.1	Permitted Sublicensing. VIA may grant sublicenses in the Exclusive Licensed Field of Use and the Term Limited Field of Use to any third party(ies). Stanford will receive earned royalties from VIA as specified in this Agreement on sales of Licensed Products by sublicensees. Any sublicense granted by VIA hereunder shall survive termination of this Agreement, provided that the applicable sublicensee is not in breach with respect to its obligations under such sublicense is assigned to Stanford or its designee as described in Section 4.3(D).

4.2

Required Sublicensing. If VIA is unable or unwilling to serve or develop a potential market or market territory for which there is a company identified by Stanford that seeks to be a sublicense and is capable of serving and developing the potential market or market territory, VIA will, at Stanford’s

S04-121: GWK

request, enter into negotiations in good faith to sublicense such company in such potential market or market territory.

4.3	Sublicense Requirements. Any sublicense:

(A)	is subject and subordinate to this Agreement;

(B)	will reflect that any sublicensee will not further sublicense;

(C)	will expressly include the provisions of Articles 8.7 and 110 for the benefit of Stanford; and

(D)	will require the transfer of all obligations to Stanford or its designee, if this Agreement is terminated; provided, however, that the sublicensee shall not be obligated to pay Stanford or its designee amounts greater than the amounts Stanford would have received under this Agreement in connection with such sublicense.

4.4	Copy of Sublicenses. VIA will submit to Stanford a copy of each sublicense.

4.5	Sharing of Sublicensing Revenues. VIA shall pay Stanford a percentage of all Sublicensing Revenues where such rights do not include therapeutic rights but include only rights for diagnostic applications received by VIA as follows:

Sublicenses executed from 10/18/04 to 10/17/05:	20% of Sublicensing Revenues;

Sublicenses executed from 10/18/05 to 10/17/06:	15% of Sublicensing Revenues;

Sublicense executed after 10/17/06 or after a PMA/510K submission, but prior to FDA approval:	10% of Sublicensing Revenues;

Sublicense executed after 10/17/07 or after FDA approval, but prior to first commercial sale:	5% of Sublicensing Revenues;

or

Sublicense executed after 10/17/08 or after first commercial sale:	2.5% of Sublicensing Revenues;

VIA shall pay Stanford a percentage of all Sublicensing Revenues in a sublicense that includes only therapeutic rights received by VIA as follows:

Sublicenses executed from 10/18/04 to 10/17/05:	20% of Sublicensing Revenues;

Sublicenses executed from 10/18/05 to 10/17/06:	15% of Sublicensing Revenues;

S04-121: GWK

Sublicenses executed after 10/17/06 or after IND Submission, but prior to initiation of clinical trials:	10% of Sublicensing Revenues;

Sublicenses executed after 10/17/07 or subsequent to initiation of clinical development, but prior to FDA approval:	5% of Sublicensing Revenues;

or

Sublicenses executed after 10/17/08 or after FDA Approval:	2.5% of Sublicensing Revenues.

In the event the sublicense includes both therapeutic and diagnostic applications sublicensed together, the product candidate (either diagnostic or therapeutic) that is most advanced shall dictate which sublicensing payment schedule above will be used above to determine the sublicensing fee due Stanford. The foregoing percentages will be reduced by 50% for sublicenses that include nontherapeutic applications at any time that VIA no longer has an exclusive license for such applications.

5	GOVERNMENT RIGHTS

The license granted under this Agreement is subject to applicable provisions of Title 35 Sections 200-204 of the United States Code, including, among other things, any requirement of these provisions providing the United States Government with nonexclusive rights in the Licensed Patent and any applicable obligation that Licensed Product sold or produced in the United States be “manufactured substantially in the United States.” VIA will ensure its efforts to comply with these obligations.

6	DILIGENCE

6.1	Milestones. Because the invention is not commercially viable as of the Effective Date, VIA will diligently develop, manufacture, and sell Licensed Product and will diligently develop markets for Licensed Product. In addition, VIA will meet the milestones shown in Appendix A, and notify Stanford in writing as each milestone is met. Any efforts of VIA’s sublicensees shall be considered efforts of VIA for purposes of determining VIA’s compliance with its obligations under this Section. If VIA is not fulfilling its obligations under this Section 6.1, Stanford and VIA shall negotiate in good faith any additional efforts to be undertaken by VIA. If VIA does not undertake any agreed upon required efforts and does not remedy such failure within ninety (90) days, Stanford may terminate this Agreement as set forth in Section 13.2.

6.2

Progress Report. On March 1, 2006, and annually thereafter on March 1 of each subsequent year, VIA will submit a written annual report to Stanford covering the preceding calendar year. The report will include information

S04-121: GWK

sufficient to enable Stanford to ascertain progress by VIA toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant: VIA’s progress toward commercialization of Licensed Product, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans for introduction of Licensed Product, and significant corporate transactions involving Licensed Product.

7	ROYALTIES

7.1	Issue Royalty. VIA will pay to Stanford a noncreditable, nonrefundable license issue royalty of $25,000 upon signing this Agreement. In addition, VIA shall provide additional consideration in the form of 100,000 shares of common stock pursuant to the terms of a common stock agreement executed between VIA and Stanford as of even date herewith.

7.2	License Maintenance Fee. Beginning first anniversary of the Effective Date and each anniversary thereafter, VIA will pay Stanford a yearly license maintenance fee according to this schedule:

$10,000	First and second anniversary;
$25,000	Third and fourth anniversary;
$35,000	Fifth and sixth anniversary; and
$50,000	Seventh anniversary and beyond.

Yearly maintenance payments are nonrefundable, but they are creditable each year as described in Section 7.4.

7.3	Earned Royalty. VIA will pay Stanford earned royalties on Net Sales as follows:

6% of Net Sales of a Licensed Product for a therapeutic product that is a gene therapy;

4% of Net Sales of a Licensed Product for a therapeutic product that is a protein therapy;

1% of Net Sales of a Licensed Product that is any other therapeutic product that is not a gene therapy or a protein therapeutic;

3% of Net Sales of a Licensed Product that is a diagnostic product during exclusive period and 1.5% thereafter during the nonexclusive time period;

6% of Net Sales of a Licensed Product that is a research reagent during exclusive period and 3% thereafter during the nonexclusive time period;

S04-121: GWK

Earned royalties are subject to reduction if VIA or its sublicensees are required to pay royalties to a third party. A reduction shall be applied such that the royalty rate shall be reduced by the percentage that VIA or its sublicensees pay to third parties provided that the earned royalty rate VIA or its sublicensees pay to such third party is reasonable for the type of technology. In no event shall the royalty paid to Stanford be reduced by more than half.

As used herein, (i) “gene therapy” means a product for delivery of a gene, the composition of which is covered by a Licensed Patent, and (ii) “protein therapy” means a drug comprised of a full-length protein, the composition of which is covered by a Licensed Patent.

In the event that Stanford has granted any third party a license under the Licensed Patents for one or more Licensed Products that are diagnostic products and/or research reagent products for all or part of the non-exclusive period described in Section 3.3 at a royalty rate lower than the rate set forth above for diagnostic products and/or research reagents, as the case may be, then (i) Stanford shall notify VIA of the existence of such license and the applicable royalty rate (but shall not be obligated to identify the licensee, or identify the applicable products for which such licensee is licensed other than as diagnostic products and/or research reagents, as the case may be), and (ii) the applicable royalty rate set forth above for research reagents and/or diagnostic products, as the case may be, shall be reduced to the lowest royalty rate of any other licensee under the Licensed Patents in effect in any given calendar quarter for such Licensed Products.

7.4	Creditable Payments. The license maintenance fee for a year may be offset against earned royalty payments due on Net Sales occurring in that year.

For example:

(A)	if VIA pays Stanford a $10 maintenance payment for year Y, and according to Section 7.3 $15 in earned royalties are due Stanford for Net Sales in year Y, VIA will only need to pay Stanford an additional $5 for that year’s earned royalties.

(B)	if VIA pays Stanford a $10 maintenance payment for year Y, and according to Section 7.3 $3 in earned royalties are due Stanford for Net Sales in year Y, VIA will not need to pay Stanford any earned royalty payment for that year. VIA will not be able to offset the remaining $7 against a future year’s earned royalties.

7.5	Milestone Payments.

VIA shall pay Stanford the following nonrefundable milestone payments within thirty days of VIA’s achievement of (but shall not be obligated to pay the amounts set forth in this Section 7.5 based upon its Sublicensees’ achievement of) the following milestones in the development of Licensed Products:

$25,000 upon filing of a Premarket Approval Application on a diagnostic product;

S04-121: GWK

$50,000 upon approval of a Premarket Approval Application for a diagnostic product;

$25,000 upon filing of an IND for a therapeutic product;

$50,000 upon initiation of a Phase 2 study for a therapeutic product;

$100,000 upon initiation of a Phase 3 study for a therapeutic product;

$250,000 upon approval of a US NDA for a therapeutic product;

$150,000 upon approval of a European market approval application for a therapeutic product; and

$150,000 upon approval of a Japanese market approval application for a therapeutic product.

Milestone payments shall be owed for each new Licensed Product but not for line extensions of Licensed Products (e.g. new dosage strengths or formulations).

7.6	Obligation to Pay Royalties. A royalty is due Stanford under this Agreement on Net Sales of Licensed Product. If any Licensed Product is made, used, imported, or offered for sale before the date this Agreement terminates, and such Licensed Product is sold after the termination date of this Agreement, VIA will pay Stanford an earned royalty based on the Net Sales of such Licensed Product.

7.7	Currency. VIA will calculate the royalty on sales in currencies other than U.S. Dollars using the appropriate foreign exchange rate for the currency quoted by the Bank of America (San Francisco) foreign exchange desk, on the close of business on the last banking day of each calendar quarter. VIA will make royalty payments to Stanford in U.S. Dollars.

7.8	Non-U.S. Taxes. VIAs will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to Stanford.

7.9	Interest. Any payments delinquent for more than 30 days will bear interest from the payment due date at the lower of (a) the Prime Rate published in the Wall Street Journal plus 200 basis points or (b) the maximum rate permitted by law.

8	ROYALTY REPORTS, PAYMENTS, AND ACCOUNTING

8.1

Quarterly Earned Royalty Payment and Report. Beginning with the first sale of a Licensed Product, during the term of this Agreement, VIA will submit to Stanford a written report (even if there are no sales during a quarter) and an earned royalty payment (if applicable) within 30 days after the end of

S04-121: GWK

each calendar quarter. This report will be in the form of Appendix B and will state the number, description, and aggregate Net Sales of Licensed Product during the completed calendar quarter. With each report VIA will include any earned royalty payment due Stanford for the completed calendar quarter (as calculated under Section 7.3.)

8.2	Termination Report. VIA will pay to Stanford all applicable royalties and submit to Stanford a written report within 90 days after the license terminates. VIA will continue to submit earned royalty payments and reports to Stanford after the license terminates (because of expiration of Licensed Patents), until all Licensed Products made during the term of the Agreement have been sold.

8.3	Accounting. VIA will maintain records showing manufacture, importation, sale, and use of a Licensed Product for 7 years from the date of sale of that Licensed Product. Records will include information in sufficient detail to enable Stanford to determine the royalties payable under this Agreement.

8.4	Audit by Stanford. VIA will allow Stanford or its designee to examine VIA’s records no more than once in each twelve-month period at a mutually agreeable time to verify payments made by VIA under this Agreement.

8.5	Paying for Audit. Stanford will pay for any audit done under Section 8.4. However, if the audit reveals an underreporting of earned royalties due Stanford of 5% or more for the period being audited, VIA will reimburse Stanford for the audit costs.

8.6	Self-audit. VIA will conduct an independent audit of sales and royalties at least every 3 years if annual sales of Licensed Product are over $5,000,000. The audit will address, at a minimum, the amount of gross sales by or on behalf of VIA during the audit period, the amount of funds owed to Stanford under this Agreement, and whether the amount owed has been paid to Stanford and is reflected in the records of the VIA. VIA will submit the auditor’s report promptly to Stanford upon completion. VIA will pay for the entire cost of the audit.

8.7	Confidentiality of Reports and Audits. Except as required by law, Stanford will not disclose to any third party, or use for any purpose other than determining compliance with this Agreement, any non-public information (i) contained in reports provided under this Section 8 or (ii) obtained in performing audits pursuant to Section 8.4.

9	EXCLUSIONS AND NEGATION OF WARRANTIES

9.1	Negation of Warranties. Stanford provides VIA the rights granted in this Agreement AS IS and WITH ALL FAULTS. Stanford makes no representations and extends no warranties of any kind, either express or implied. Among other things, Stanford disclaims any express or implied warranty:

(A)	of merchantability, of fitness for a particular purpose;

S04-121: GWK

(B)	of non-infringement; or

(C)	arising out of any course of dealing.

9.2	No Representation of Licensed Patent. VIA also acknowledges that Stanford does not represent or warrant:

(A)	the validity or scope of any Licensed Patent, or

(B)	that the exploitation of Licensed Patent will be successful.

10	INDEMNITY

10.1	Indemnification. VIA will indemnify, hold harmless, and defend all Stanford Indemnitees against any claim of any kind arising out of or related to the exercise of any rights granted VIA under this Agreement or the breach of this Agreement by VIA, except to the extent such claim arises from the gross negligence or willful misconduct of Stanford Indemnitees.

10.2	No Indirect Liability. Stanford is not liable for any special, consequential, lost profit, expectation, punitive or other indirect damages in connection with any claim arising out of or related to this Agreement, whether grounded in tort (including negligence), strict liability, contract, or otherwise.

10.3	Workers’ Compensation. VIA will comply with all statutory workers’ compensation and employers’ liability requirements for activities performed under this Agreement.

10.4	Insurance. During the term of this Agreement, VIA will maintain Comprehensive General Liability Insurance (which beginning on the first date of sale of a Licensed Product shall include Product Liability Insurance) with a reputable and financially secure insurance carrier to cover the activities of VIA and its sublicensees. The insurance will provide minimum limits of liability of $2,000,000 prior to initiation of any clinical trials in humans, or $5,000,000 after initiation of any clinical trials in humans, and will include all Stanford Indemnitees as additional insureds. Insurance must cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement and must be placed with carriers with ratings of at least A- as rated by A.M. Best. Within 15 days of the Effective Date of this Agreement, VIA will furnish a Certificate of Insurance evidencing primary coverage and additional insured requirements. VIA will provide to Stanford 30 days prior written notice of cancellation or material change to this insurance coverage. VIA will advise Stanford in writing that it maintains excess liability coverage (following form) over primary insurance for at least the minimum limits set forth above. All insurance of VIA will be primary coverage; insurance of Stanford and Stanford Hospitals and Clinics will be excess and noncontributory.

S04-121: GWK

11	MARKING

Before any Licensed Patent issues, VIA will mark Licensed Product with the words “Patent Pending.” Otherwise, VIA will mark Licensed Product with the number of any issued Licensed Patent.

12	STANFORD NAMES AND MARKS

VIA will not identify Stanford in any promotional statement, or otherwise use the name of any Stanford faculty member, employee, or student, or any trademark, service mark, trade name, or symbol of Stanford or Stanford Hospitals and Clinics, including the Stanford name, unless VIA has received Stanford’s prior written consent. Permission may be withheld at Stanford’s sole discretion.

13	PROSECUTION AND PROTECTION OF PATENTS

13.1	Patent Prosecution. Following the Effective Date and subject to Stanford’s approval, VIA will be responsible for preparing, filing, and prosecuting broad patent claims for Stanford’s benefit in the Licensed Territory and for maintaining all Licensed Patents. VIA will notify Stanford before taking any substantive actions in prosecuting the claims, and Stanford will have final approval on how to proceed with any such actions, which approval shall not be withheld unreasonably, taking into account reasonable requests and concerns of VIA. To aid VIA in this process, Stanford will provide information, execute and deliver documents and do other acts as VIA shall reasonably request from time to time. VIA will reimburse Stanford for Stanford’s reasonable costs incurred in complying with such requests. Stanford and VIA agree to the terms detailed in Appendix C and agree to have Appendix C fully executed by the appropriate parties upon execution of this Agreement. Upon thirty (30) days written notice, VIA may elect not to pay for further preparation, filing, prosecution or maintenance of any given patent or patent application within the License Patents, in which event VIA’s license hereunder shall terminate with respect to such patent or patent application in such country.

13.2	Patent Costs. Within 30 days after receiving a statement from Stanford, VIA will reimburse Stanford for all Licensed Patent’s patenting expenses incurred by Stanford before the Effective Date.

In the event that Stanford grants, or has granted, one or more licenses during the non-exclusive period described in Section 3.3 to any third party under the Licensed Patents, such licensee shall he responsible for paying a pro-rata portion of the patent expenses for such patent application or patent incurred during the term of such license.

S04-121: GWK

13.3	Infringement Procedure. VIA will promptly notify Stanford if it believes a third party infringes a Licensed Patent. During the Exclusive term of this Agreement only, VIA may have the right to institute a suit against this third party as provided in Sections 13.4 - 13.8.

13.4	Stanford Suit. Stanford has the first right to institute suit, and may name VIA as a party for standing purposes. If Stanford decides to institute suit, it will notify VIA in writing. If VIA does not notify Stanford in writing that it desires to jointly prosecute the suit within 45 days after the date of the notice, VIA will assign and hereby does assign to Stanford all rights, causes of action, and damages resulting from the alleged infringement. Stanford will bear the entire cost of the litigation and the amount of any recovery or settlement shall first be used to reimburse VIA for its reasonable expenses incurred in connection with such suit, and the remainder shall be retained by Stanford.

13.5	Joint Suit. If VIA does notify Stanford in writing that it desires to jointly prosecute the suit within 15 days after the date of the notice described in Section 13.4 above, VIA and Stanford may institute suit jointly. If so, they will:

(A) Prosecute the suit in both their names;

(B) Bear the out-of-pocket costs equally;

(C) Share any recovery or settlement attributable to the License Patents equally; and

(D) Agree how they will exercise control over the action.

13.6	VIA Suit. If neither Section 13.4 nor 13.5 apply, VIA may institute and prosecute a suit so long as it conforms with the requirements of this Section. VIA will use commercially reasonable efforts to diligently pursue the suit and VIA will bear the entire cost of the litigation, including expenses and counsel fees incurred by Stanford. VIA will keep Stanford reasonably apprised of all developments in the suit, and will seek Stanford’s input and approval on any substantive submissions or positions taken in the litigation regarding the scope, validity and enforceability of the Licensed Patent. VIA will not prosecute, settle or otherwise compromise any such suit in a manner that adversely affects Stanford’s interests without Stanford’s prior written consent. Stanford agrees to give reasonable cooperation in connection with such a suit instituted by VIA, and agrees to join such suit, provided that:

(A)	VIA’s and Stanford’s respective counsel recommend, or the trier of fact determines, that such action is necessary in their reasonable opinion to achieve standing;

S04-121: GWK

(B)	Stanford is not the first named party in the action; and

(C)	the pleadings and any public statements about the action state that VIA is pursuing the action and that VIA has the right to join Stanford as a party.

13.7	Recovery. If VIA sues under Section 13.6, then any recovery in excess of any unrecovered litigation costs and fees will be shared with Stanford as follows:

(A)	Any payment for past sales will be deemed Net Sales, and VIA will pay Stanford royalties at the rates specified in Section 7.3;

(B)	Any cash settlement or court-ordered payment attributable to future sales will be deemed a payment under a sublicense, and royalties will be shared as specified in Article 4.

(C)	If VIA does not receive cash consideration and instead receives non-cash consideration in lieu of cash consideration, other than in connection with a cross-licensing arrangement, VIA and Stanford will negotiate in good faith appropriate compensation to Stanford for any such non-cash settlement.

It is understood and agreed that this Section 13.7 shall not apply with respect to payments under a sublicense agreement entered into between VIA and the alleged infringing third party.

13.8	Abandonment of Suit. If either Stanford or VIA commences a suit and then wants to abandon the suit, it will give timely notice to the other party. The other party may continue prosecution of the suit after Stanford and VIA agree on the sharing of expenses and any recovery in the suit.

14	TERMINATION

14.1	Termination by VIA. VIA may terminate this Agreement by giving Stanford written notice at least 30 days in advance of the effective date of termination selected by VIA.

14.2	Termination by Stanford.

(A)	Stanford may terminate this Agreement if VIA:

(1)	is delinquent on any report or payment hereunder;

(2)	is not diligently developing and commercializing Licensed Product, as evidenced by failure to meet the obligations set forth in Section 6.1 above;

S04-121: GWK

(3)	is in material breach of any provision of this Agreement; or

(4)	knowingly provides any materially false report hereunder.

(B)	Termination under this Section 14.2 will take effect 90 days after written notice by Stanford identifying the grounds for termination with reasonable particularity, unless VIA remedies the problem in that 90-day period.

14.3	Surviving Provisions. Surviving any termination or expiration are:

(A)	VIA’s obligation to pay royalties accrued on the effective date of such termination or accruable on sales of Licensed Products manufactured during the term of the license hereunder;

(B)	any claim of VIA or Stanford accrued as of the effective date of termination based on any breach or default by the other party; and

(C)	the provisions of Articles 9 and 10 and any other provision that is expressly stated to survive.

15	ASSIGNMENT

15.1	Permitted Assignment by VIA. Subject to Section 15.3, VIA may assign this Agreement as part of a sale or transfer, regardless of whether such sale or transfer occurs through an asset sale, stock sale, merger or other combination, or any other transfer of:

(A)	VIA’s entire business; or

(B)	that part of VIA’s business that exercises all rights granted under this Agreement.

15.2	Any Other Assignment by VIA. Any other attempt to assign this Agreement by VIA without the prior written consent of Stanford is null and void.

15.3	Conditions of Assignment. Prior to any assignment, the following conditions must be met:

(A)	VIA must give Stanford 30 days prior written notice of the assignment, including the new assignee’s contact information; and

(B)	the new assignee must agree in writing to Stanford to be bound by this Agreement; and

(C)	Stanford must have received a $50,000 assignment fee; provided, however, that no fee under this Section 15.3(C) shall be due for an assignment of this Agreement in connection with any reincorporation, reorganization or merger of VIA in which the majority of shareholders of VIA before the transaction are the same as the majority of shareholders of the entity receiving the assignment.

S04-121: GWK

15.4	After the Assignment. Upon a permitted assignment of this Agreement pursuant to Section 15.2, VIA will be released of liability under this Agreement and the term “VIA” in this Agreement will mean the assignee.

16	ARBITRATION

16.1	Dispute Resolution by Arbitration. Any dispute between the parties regarding any payments made or due under this Agreement will be settled by arbitration in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association. There parties are not obligated to settle any other dispute that may arise under this Agreement by arbitration.

16.2	Request for Arbitration. Either party may request such arbitration. Stanford and VIA will mutually agree in writing on a third party arbitrator within 30 days of the arbitration request. The arbitrator’s decision will be final and nonappealable and may be entered in any court having jurisdiction.

16.3	Discovery. The parties will be entitled to discovery as if the arbitration were a civil suit in the California Superior Court. The arbitrator may limit the scope, time, and issues involved in discovery.

16.4	Place of Arbitration. The arbitration will be held in Stanford, California unless the parties mutually agree in writing to another place.

17	NOTICES

All notices under this Agreement are deemed fully given when written, addressed, and sent as follows:

All general notices to VIA are mailed to:

Lawrence Cohen, Ph.D., Chief Executive Officer

VIA Pharmaceuticals, Inc.

750 Battery Street, Suite 400

San Francisco, CA 94111

Tel 415-676-3830

Fax 415-837-0503

E-mail larry@viapharmaceuticals.com

S04-121: GWK

All financial invoices to VIA (i.e., accounting contact) are mailed to:

Controller VIA Pharmaceuticals, Inc.

750 Battery Street, Suite 400

San Francisco, CA 94111

Tel 415-676-3830

Fax 415-837-0503

All general notices to Stanford are e-mailed or mailed to:

Office of Technology Licensing

1705 El Camino Real

Palo Alto, CA 94306-1106

info@otlmail.Stanford.edu

All payments to Stanford are mailed to:

Stanford University

Office of Technology Licensing

Department #44439

P.O. Box 44000

San Francisco, CA 94144-4439

All progress reports to Stanford are e-mailed or mailed to:

Office of Technology Licensing

1705 El Camino Real

Palo Alto, CA 94306-1106

info@otlmail.Stanford.edu

Either party may change its address with written notice to the other party.

18	MISCELLANEOUS

18.1	Waiver. No term of this Agreement can be waived except by the written consent of the party waiving compliance.

18.2	Choice of Law. This Agreement and any dispute arising under it is governed by the laws of the State of California, United States of America, applicable to agreements negotiated, executed, and performed within California.

S04-121: GWK

18.3	Exclusive Forum. The state and federal courts having jurisdiction over Stanford, California, United States of America, provide the exclusive forum for any court action between the parties relating to this Agreement. VIA submits to the jurisdiction of such courts, and waives any claim that such a court lacks jurisdiction over VIA or constitutes an inconvenient or improper forum.

18.4	Headings. No headings in this Agreement affect its interpretation.

The parties execute this Agreement in duplicate originals by their duly authorized officers or representatives.

THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY

Signature	/s/ Katharine Ku
Name	Katharine Ku
Title	Director, Office of Technology Licensing
Date	March 2, 2005

VIA

Signature	/s/ L.K. Cohen
Name	Lawrence Cohen, Ph.D.
Title	Chief Executive Officer
Date	March 4, 2005

S04-121: GWK

APPENDIX A

By 12/31/2005, VIA must raise cumulative investment of at least $4,000,000.

By 6/30/2006, VIA shall utilize Inventions to profile gene expression patterns resulting from the administration of a minimum of 8 compounds to laboratory animals.

By 6/30/2007, VIA shall select 5 genes identified in Inventions for further investigation as potential biomarkers.

By 6/30/2008, VIA shall nominate a development candidate.

By 6/30/2010, VIA shall file an IND.

By 6/30/2012, VIA shall initiate testing of human blood samples using VIA’s investigational biomarkers.

S04-121: GWK

APPENDIX B

SAMPLE REPORTING FORM

Stanford Docket No. S

This report is provided pursuant to the license agreement between Stanford University and VIA Pharmaceuticals, Inc.

License Agreement Effective Date: October 18, 2004

Report Covering Period
Yearly Maintenance Fee	$
Number of Sublicenses Executed
Net Sales	$
Royalty Calculation
Royalty Subtotal	$
Credit	$
Royalty Due	$

Comments:

S04-121: GWK

APPENDIX C

CLIENT AND BILLING AGREEMENT

The Board of Trustees of the Stanford Leland Junior University (“STANFORD”); and VIA Pharmaceuticals, Inc., a Corporation of the State of Delaware with a principal place of business at 750 Battery Street, Suite 400, San Francisco, CA 94111 (“COMPANY”); have agreed to use the law firm of Morrison and Foerster, LLP (“FIRM”) to prepare, file and prosecute the pending patent applications listed in Exhibit A attached hereto and maintain the patents that issue thereon (“Patents”).

WHEREAS, FIRM desires to perform the legal services related to obtaining and maintaining the Patents; and

WHEREAS, STANFORD remains the client of the FIRM; and

WHEREAS, COMPANY is the licensee of STANFORD’s interest in the Patents;

NOW THEREFORE, in consideration of the premises and the faithful performance of the convenants herein contained, IT IS AGREED:

1. FIRM can interact directly with COMPANY on all patent prosecution matters related to the Patents and will copy STANFORD on all correspondence. STANFORD will be notified by FIRM prior to any substantive actions and will have final approval on proceeding with such actions.

2. COMPANY is responsible for the payment of all charges and fees by FIRM related to the prosecution and maintenance of the Patents. FIRM will invoice COMPANY and must copy STANFORD on all invoices. COMPANY must pay FIRM directly for all charges and must copy STANFORD on each payment.

3. Notices and copies of all correspondence should be sent to the following:

To COMPANY:

Lawrence Cohen, Chief Executive Officer

VIA Pharmaceuticals, Inc.

750 Battery Street, Suite 400

San Francisco, CA 94111

To STANFORD:

Katharine Ku

Office of Technology Licensing Stanford University

1705 El Camino Real

Palo Alto, CA 94306-1106

S04-121: GWK

To FIRM:

Gladys Monroy, Ph.D., J.D.

Morrison & Foerster, LLP

755 Page Mill Road, Building B (YMCA)

Palo Alto, CA 94304

ACCEPTED AND AGREED TO: STANFORD

By:	/s/ Katherine Ku
Name:	Katharine Ku
Title:	Director

Date

VIA PHARMACEUTICALS, INC.

By:	/s/ Lawrence Cohen
Name:	Lawrence Cohen, Ph.D.
Title:	Chief Executive Officer

Date:	March 5, 2005

MORRISON & FOERSTER, LLP

By:	/s/ Gladys Monroy
Name:	Gladys Monroy, Ph.D., J.D.
Title:	Partner

Date:

Client and Billing Agreement for Exclusive License Agreement S04-121 - GWK

CLIENT AND BILLING AGREEMENT

The Board of Trustees of the Stanford Leland Junior University (“STANFORD”) and VIA Pharmaceuticals, Inc., a Corporation of the State of Delaware with a principal place of business at 750 Battery Street, Suite 400, San Francisco, CA 94111 (“COMPANY”) have agreed to use the law firm of Morrison and Foerster, LLP (“FIRM”) to prepare, file and prosecute the pertaining patent applications under case S04-121 and maintain the patents that issue thereon (“Patents”).

WHEREAS, FIRM desires to perform the legal services related to obtaining and maintaining the Patents; and

WHEREAS, STANFORD remains the client of the FIRM; and

WHEREAS, COMPANY is the licensee of STANFORD’s interest in the Patents;

NOW THEREFORE, in consideration of the premises and the faithful performance of the convenants herein contained, IT IS AGREED:

1. FIRM can interact directly with COMPANY on all patent prosecution matters related to the Patents and will copy STANFORD on all correspondence. STANFORD will be notified by FIRM prior to any substantive actions and will have final approval on proceeding with such actions.

2. COMPANY is responsible for the payment of all charges and fees by FIRM related to the prosecution and maintenance of the Patents. FIRM will invoice COMPANY and must copy STANFORD on all invoices. COMPANY must pay FIRM directly for all charges and must copy STANFORD on each payment.

3. Notices and copies of all correspondence should be sent to the following:

To COMPANY:

Lawrence Cohen, Chief Executive Officer

VIA Pharmaceuticals, Inc.

750 Battery Street, Suite 400

San Francisco, CA 94111

To STANFORD:

Katharine Ku

Office of Technology Licensing

Stanford University

1705 El Camino Real

Palo Alto, CA 94306-1106

Client and Billing Agreement for Exclusive License Agreement S04-121 - GWK

To FIRM:

Gladys Monroy, Ph.D., J.D.

Morrison & Foerster, LLP

755 Page Mill Road, Building B (YMCA)

Palo Alto, CA 94304

ACCEPTED AND AGREED TO: STANFORD

By:	/s/ Katharine Ku
Name:	Katharine Ku
Title:	Director

Date:	March 18, 2005

VIA PHARMACEUTICALS, INC.

By:	/s/ Lawrence Cohen
Name:	Lawrence Cohen, Ph.D.
Title:	Chief Executive Officer

Date:	March 21, 2005

MORRISON & FOERSTER, LLP

By:	/s/ Gladys Monroy
Name:	Gladys Monroy, Ph.D., J.D.
Title:	Partner

Date:	March 23, 2005